Exhibit 99.1

Investor Contact:

JD Alexander

Chief Executive Officer and President

239-226-2000

Alico, Inc. Announces Fiscal Year 2011 Fourth Quarter and Annual Earnings

- Settlement Agreement in Principle Reached with IRS

Fort Myers, FL, December 14, 2011 – Alico, Inc. (NASDAQ: ALCO) (“Alico”), a land management company, today announced financial results for the fiscal year 2011 fourth quarter and for the fiscal year ended September 30, 2011.

Net loss for the fourth quarter of fiscal year 2011 was $1.5 million or $(0.20) per share as compared to a net loss of $2.9 million, or $(0.39) per share for the fourth quarter of fiscal year 2010. Loss from operations for the fourth quarter of fiscal year 2011 was $1.8 million compared to a loss from operations of $1.6 million for the fourth quarter of fiscal year 2010.

For the fiscal year ended September 30, 2011, net income totaled $7.1 million or $0.96 per share as compared to a net loss of $0.6 million or $0.08 per share for fiscal year 2010. Income from operations for fiscal year 2011 was $15.2 million compared to $3.5 million for fiscal year 2010.

JD Alexander, Alico’s President and Chief Executive Officer, stated “We continued to make significant progress in fiscal year 2011 as we increased our operating revenues by $18.8 million and net income by $7.7 million, strengthened our balance sheet by paying down long-term debt by $16.3 million and generated Adjusted EBITDA of $23.2 million for the year. Additionally, we reached a settlement agreement in principle, through the IRS Appeals process, to pay approximately $1.6 million in taxes and interest to settle claims of $31.1 million originally asserted by the IRS for the tax periods 2005 through 2007. We have maintained that the tax positions we took were supportable and believe this settlement agreement in principle reflects that.”

Mr. Alexander concluded, “Our agricultural operations benefitted from increased selling prices and increased production during fiscal year 2011. We anticipate citrus and sugarcane production increases over fiscal year 2011 as we continue to improve our agricultural operations. As we begin fiscal year 2012, we are confident about the continued financial stability of our business and our position in the marketplace.”

Fiscal Year 2011 Fourth Quarter Results

For the fourth quarter of fiscal year 2011, total operating revenue was $6.2 million, as compared to $5.6 million for the fourth quarter of fiscal year 2010, an increase of 10.7%. The Company’s agricultural operations are seasonal in nature with the least amount of revenue being generated in the first and fourth fiscal quarters, while increasing in the second quarter and peaking in the third quarter.

Total operating expenses for the fourth quarter of fiscal year 2011 were $5.2 million compared to $5.5 million for the fourth quarter of fiscal year 2010. Gross profit for the fourth quarter of fiscal year 2011 was $1.0 million compared to $0.1 million for the fourth quarter of fiscal year 2010. The gross profit in the fourth quarter of fiscal 2010 was negatively impacted by an impairment of $1.0 million expensed to the real estate segment.

EBITDA (defined as net income excluding interest expense, income taxes, depreciation and amortization) for the fourth quarter of fiscal year 2011 was $0.7 million as compared to Adjusted EBITDA of $2.0 million for the fourth quarter of fiscal year 2010. A reconciliation of EBITDA and Adjusted EBITDA to the GAAP measure net income is provided at the end of this release. The decrease of $1.3 in EBITDA in the fourth quarter of 2011 is principally due to legal and professional fees expended as a result of the IRS examination of the Company’s 2005 through 2007 tax years and the Company’s contesting of the positions taken by the IRS through the IRS Appeals process.

On November 22, 2011, we reached a settlement agreement in principle with the IRS. The settlement provides that Agri-Insurance Company, Ltd., a wholly owned subsidiary of Alico, Inc., was eligible to elect to be treated as a United States taxpayer. No determination was made as to whether Alico, Inc. or Alico-Agri, Ltd. was a dealer in real estate; however, for two sales transactions at issue, we agreed to treat one-third of the taxable gain as ordinary income taxable in the year of sale with the remaining two-thirds treated as capital gain eligible for installment sale treatment. Federal and state taxes and interest due as a result of the settlement are estimated at approximately $0.9 million and $0.7 million, respectively, and have been accrued at September 30, 2011. Federal penalties of $15.3 million were considered by IRS Appeals and have been waived. The remaining $1.3 million in penalties have not yet been considered by IRS Appeals to date but waiver of these penalties would be consistent with the issues resolved in the settlement.

Fiscal Year 2011 Results

Net income for the fiscal year ended September 30, 2011 was $7.1 million, or $0.96 per share, compared to a net loss of $0.6 million, or $0.08 loss per share, for fiscal year 2010, an increase of 1239.2%. Income from operations for fiscal year 2011 was $15.2 million as compared to $3.5 million for fiscal year 2010, an increase of 334.3%. For the year ended September 30, 2011, total operating revenue was $98.6 million as compared to $79.8 million for fiscal year 2010, an increase of 23.6%.

Fiscal year 2011 agriculture operations revenue of $95.9 million included $47.1 million in Citrus Groves revenue compared to $36.4 million during fiscal year 2010. The increase in Citrus Groves revenue of $10.7 million and gross profit of $8.6 million were due to an increase in citrus prices as a result of market supply conditions and increases in the crop yield. The number of boxes sold during the year ended September 30, 2011 was 4.1 million as compared to 3.6 million during fiscal year 2010, an increase of 13.9%.

Sugarcane revenue for fiscal year 2011 was $7.8 million, an increase of $3.7 million or 90.3%, as compared with fiscal year 2010. Sugarcane gross profit for the year ended September 30, 2011, was $1.0 million as compared with $0.4 million for year ended September 30, 2010, an increase of $0.6 million or 146.7%. The increase in revenues and gross profit was attributable to favorable market prices received for sugarcane and an increase in sugarcane production from the additional 4,000 acres planted as a result of the replanting efforts which began in fiscal year 2010.

Adjusted EBITDA for fiscal year 2011 was $23.2 million as compared to $12.3 million in fiscal year 2010, primarily due to the improved performance of the agricultural operations. Specifically, the Citrus Groves segment improved gross profit by $8.6 million over fiscal year 2010. A reconciliation of Adjusted EBITDA to the GAAP measure net income is provided at the end of this release.

Balance Sheet and Liquidity

The Company had working capital of $17.4 million at September 30, 2011, compared to $29.5 million at September 30, 2010, primarily due to a cash management arrangement implemented in fiscal year 2011 that sweeps excess cash daily from the Company’s operating bank accounts to pay down the outstanding balance of its revolving line of credit. Cash provided by operating activities during the fiscal year 2011 was $16.7 million as compared to $7.1 million during fiscal year 2010. The Company primarily applied such cash flows towards debt reduction during the year ended September 30, 2011.

About Alico, Inc.

Alico, headquartered in Fort Myers, FL, is a land management company operating in Central and Southwest Florida. Alico owns approximately 139,600 acres of land located in Collier, Glades, Hendry, Lee and Polk counties, Florida. Alico is involved in citrus, sugarcane, cattle and other agricultural operations and real estate activities. Alico’s mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders. For more about Alico, Inc., visit www.alicoinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Alico’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Alico believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Alico cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulation and rules; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Alico’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Alico under takes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company’s operations and interest costs associated with its capital structure, management believes that earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”) or Adjusted EBITDA, which additionally excludes the full reserve established for the Farm Credit Patronage Dividend and the impairment of a real estate asset, is an important measure to evaluate the Company’s results of operations between periods on a more comparable basis. Such measurements are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies. Unaudited EBITDA and Adjusted EBITDA are summarized and reconciled to net income, which management considers being the most directly comparable financial measure calculated and presented in accordance with GAAP as follows:

	Quarter ended September 30		Year ended September 30
	2011	2010	2011	2010
Net income (loss)	$(1,493)	$(2,891)	$7,097	$(623)
Total interest expense, net	166	4,490	1,710	5,960
Income taxes	52	(2,699)	5,430	(1,201)
Depreciation and amortization	1,953	2,120	7,327	7,221

EBITDA	678	1,020	21,564	11,357
Full reserve of Farm Credit Patronage Dividend	—	—	1,685	—
Impairment of Polk County property	—	980	—	980

Adjusted EBITDA	$678	$2,000	$23,249	$12,337

ALICO INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30
	2011	2010
	(Dollars in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$1,336	$10,926
Investments	989	1,439
Accounts receivable, net of an allowance for doubtful accounts $103 thousand in 2011 and $159 thousand in 2010, respectively	2,928	4,389
Income tax receivable	699	1,072
Inventories	22,373	18,601
Other current assets	856	1,014

Total current assets	29,181	37,441

Mortgages and notes receivable, net of current portion	75	93
Investment in Magnolia Fund	10,283	12,699
Investments, deposits and other non-current assets	2,220	3,666
Deferred tax asset	8,672	9,159
Cash surrender value of life insurance	824	786
Property, buildings and equipment, net	128,780	124,973

Total assets	$180,035	$188,817

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,946	$1,988
Long-term debt, current portion	3,279	1,281
Accrued expenses	1,719	1,025
Dividend payable	882	738
Accrued ad valorem taxes	1,938	1,818
Other current liabilities	1,063	1,062

Total current liabilities	11,827	7,912
Long-term debt, net of current portion	53,879	72,179
Deferred retirement benefits, net of current portion	3,667	3,489

Total liabilities	69,373	83,580
Commitments and contingencies
Stockholders’ equity:
Preferred stock, no par value. Authorized 1,000,000 shares; issued and outstanding, none.	—	—
Common stock, $1 par value. Authorized 15,000,000 shares; 7,377,106 and 7,379,229 shares issued and 7,342,513 and 7,371,763 shares outstanding at September 30, 2011 and 2010, respectively	7,377	7,379
Additional paid in capital	9,212	9,310
Treasury stock at cost, 34,593 and 7,466 shares held at September 30, 2011 and 2010, respectively	(862)	(172)
Retained earnings	94,935	88,720

Total stockholders’ equity	110,662	105,237

Total liabilities and stockholders’ equity	$180,035	$188,817

ALICO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Year Ended September 30
	2011	2010	2009
	(Dollars in thousands, except per share amounts)
Operating revenues:
Agricultural operations	$95,918	$77,192	$85,141
Non-agricultural operations	2,674	2,600	3,015
Real estate operations	—	—	1,372

Total operating revenues	98,592	79,792	89,528

Operating expenses:
Agricultural operations	73,293	66,988	81,197
Non-agricultural operations	1,281	1,271	1,228
Real estate operations	585	1,610	5,265

Total operating expenses	75,159	69,869	87,690

Gross profit	23,433	9,923	1,838
Corporate general and administrative	8,196	6,458	9,096

Income (loss) from operations	15,237	3,465	(7,258)
Other (expenses) income:
Interest and investment (loss) income, net	(1,375)	919	594
Interest expense	(2,020)	(6,879)	(5,430)
Other income, net	685	671	6,961
Profit on sales of bulk real estate	—	—	1,646

Total other (expenses) income, net	(2,710)	(5,289)	3,771
Income (loss) before income tax expense (benefit)	12,527	(1,824)	(3,487)
Income tax expense (benefit)	5,430	(1,201)	162

Net income (loss)	$7,097	$(623)	$(3,649)

Weighted-average number of shares outstanding
Basic	7,363	7,374	7,377

Diluted	7,363	7,374	7,377

Earnings (loss) per common share
Basic	$0.96	$(0.08)	$(0.49)
Diluted	$0.96	$(0.08)	$(0.49)
Dividends	$0.12	$0.10	$0.69